Exhibit 99.1

Item 6.	Selected Financial Data
      This summary of selected financial data for the five-year period ended December 31, 2004 should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements presented elsewhere herein. See “Item 8 — Financial Statements and Supplementary Data — Note 1 — Nature of Operations and Note 2 — Summary of Significant Accounting Policies” for a further discussion of the basis of presentation, principles of consolidation and defined terms.

	Year Ended December 31,

	2004	2003	2002	2001	2000

	(In millions, except share amounts)
Statement of Operations Data:
Sales	$4,627.3	$3,554.0	$3,238.4	$2,880.0	$2,622.3
Operating income(a)	281.5	256.7	245.1	131.1	156.3
Income from continuing operations before cumulative effect of accounting change	161.8	76.5	96.7	16.4	22.7
Income from discontinued operations(c)	4.6	1.9	—	—	—
Net income(b)	166.4	78.4	50.6	16.4	22.7
Per Share Data:
Income from continuing operations:
Basic	$1.88	$1.35	$1.77	$0.33	$0.57
Diluted	1.75	1.26	1.67	0.31	0.51
Income from discontinued operations(c):
Basic	$0.05	$0.03	$—	$—	$—
Diluted	0.05	0.03	—	—	—
Cumulative effect of accounting changes:
Basic	$—	$—	$(0.84)	$—	$—
Diluted	—	—	(0.80)	—	—
Net income:
Basic	$1.93	$1.38	$0.93	$0.33	$0.57
Diluted	1.80	1.29	0.87	0.31	0.51
Weighted average common shares outstanding:
Basic	86.2	56.9	54.5	49.4	40.1
Diluted	92.2	60.6	57.9	53.0	44.4
Balance Sheet Data (at end of year):
Working capital(d)	$721.4	$360.3	$186.1	$120.1	$142.8
Total assets	8,090.2	2,860.8	1,871.4	1,839.2	1,385.7
Long-term debt	2,309.2	1,386.1	921.8	956.1	991.1

(a)	In 2004, operating income includes charges of $82.9 million ($53.0 million, net of tax) to step-up the fair value of inventory from the Apogent, Oxoid, Dharmacon, and Perbio acquisitions, $25.0 million ($16.6 million, net of tax) of integration costs, $7.8 million ($5.2 million, net of tax) of restructuring charges, $6.0 million ($3.8 million, net of tax) of a charitable contribution, and $67.6 million ($43.7 million, net of tax) of impairment charges for goodwill and other long-lived assets. Operating income includes charges of $17.4 million ($11.0 million, net of tax) to step-up the fair value of inventory from the Perbio acquisition in 2003, $2.2 million ($1.4 million, net of tax) of restructuring credits relating to a reduction in estimated severance costs in 2002, $61.2 million ($38.5 million, net of tax) of restructuring and other charges in 2001, and $8.4 million ($5.2 million, net of tax) of restructuring credits and other charges in 2000. Refer to “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(b)	Net income includes the charges described in (a) above and, in 2004, includes $14.4 million ($9.0 million, net of tax) of debt refinancing charges, $22.7 million ($21.5 million, net of tax) gain on sale of investment, $2.2 million ($1.4 million, net of tax) charge for the termination of a foreign currency contract, and a $10.9 million tax provision credit related to finalizing certain domestic and foreign tax audits and negotiations. Net income in 2003 includes the charges described in (a) above and charges of $43.8 million ($27.6 million, net of tax) for call premiums and $22.1 million ($13.9 million, net of tax) for the write-off of deferred financing fees, as well as $15.7 million ($9.9 million, net of tax) for the purchase of options to hedge foreign currency exposure and $2.8 million ($1.8 million, net of tax) for bridge financing fees, each related to the Perbio acquisition. Net income in 2002 includes the amounts described in (a) above and includes a charge of $11.2 million ($7.1 million, net of tax) consisting of $7.1 million of fixed-swap unwind costs and $4.1 million of deferred financing and other costs associated with the refinancing of our term debt. Net income in 2000 includes the amounts in (a) above and a $23.6 million ($14.9 million, net of tax) write down of investments in certain internet-related ventures.

(c)	Income from discontinued operations includes the activities of Atos Medical Holding AB.

(d)	Working capital excludes the accounts of Atos Medical Holding AB.